Exhibit 10.20

September 24, 2015

Gary Doherty

Dear Gary:

It is my pleasure to offer you a position with Acutus Medical Inc. (“Acutus”) as Director of Manufacturing Accounting. You will report to John Dahldorf – CFO. Your salary will be $180,000 per year. This position is considered an exempt position for purposes of state and federal wage and hour law.

As an added incentive, you will be awarded 130,000 shares of Incentive Stock Options for Acutus’ common stock. This stock will vest at the rate of 1/4 at the end of 12 months and the balance (3/4) will vest at the rate of 1/48 of the total per contiguous month worked until fully vested (4 year vesting). The grant of these stock options and the exercise price are contingent upon approval by Acutus’ Board of Directors and Closing of the Series C financing.

Acutus Medical’s holiday and vacation schedules are consistent with industry standards for a medical device company at this stage. Acutus will provide you with three weeks of personal time off per year, assuming the time is cleared in advance with your supervisor. The three weeks of paid time off is for both vacation and sick time.

Acutus Medical offers a comprehensive medical and dental insurance program, for which Acutus will pay approximately 80% of the premiums depending on the plan you choose. You will be responsible for the remainder of the costs associated with the plan you choose. These costs will be deducted from your semi-monthly pay on a pre-tax basis.

You will be an employee at will, which means that either you or Acutus may terminate your employment at any time and for any reason or for no reason.

This offer is contingent upon the completion and acceptance (signature) of the enclosed application and terms and conditions, including but not limited to Acutus’ Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Your tentative start date will be October 19, 2015. This offer of employment will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept this offer, please sign in the place provided below and return it to me within the prescribed time.

I look forward to having you join Acutus. We have an exciting future and I know your contributions will help us achieve our goals. If you need any further information, please do not hesitate to contact me.

2210 Faraday Ave, Suite 100, Carlsbad, CA 92008 +1.442.232.6080

Sincerely,

/s/ John Dahldorf

NAME: John Dahldorf

TITLE: CFO

Accepted	/s/ Gary Doherty	Date:	9/20/2015

NAME: Gary Doherty
		Start Date:	10/19/2015

Enclosures

2210 Faraday Ave, Suite 100, Carlsbad, CA 92008 +1.442.232.6080